Exhibit 10.10

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) dated as of the 15th day of May, 2006 (the “Effective Date”) is by and between HENRY A. PAPPANI and DONALD A. PERRUCCI, Co-Trustees under the Testamentary Trust created by the Will of Anthony Paul Perrucci, deceased; and DONALD A. PERRUCCI, or his successor Trustee, under Josephine E. Perrucci Revocable Trust dated July 7, 1978 (“Landlord”) and SIRF TECHNOLOGY, INC., a Delaware corporation (“Tenant”).

RECITALS

By that certain Industrial/Commercial Lease dated May 20, 2004 (the “Lease”), Landlord did lease to Tenant and Tenant did lease from Landlord certain premises containing approximately 23,040 rentable square feet known as and numbered 217 Devcon Drive, San Jose, California (referred to in the Lease as the “Premises”), which Premises are more particularly described in the Lease.

Landlord and Tenant have agreed to modify and further extend the Term of the Lease for one (1) period of three (3) years, upon the terms and conditions contained in the Lease, except as set forth in this First Amendment.

Landlord and Tenant are entering into this First Amendment to set forth said extension of the Term and to amend the Lease.

NOW THEREFORE, in good and valuable consideration, Landlord and Tenant hereby agree to and with each other as follows:

1.	Extension of Lease. The Term of the Lease, which but for this First Amendment is scheduled to expire on November 30, 2006, is hereby modified and extended for one (1) period of three (3) years commencing on December 1, 2006 and expiring on November 30, 2009, upon all of the same terms and conditions contained in the Lease, except as specifically set forth in this First Amendment.

2.	Modification of Rentable Square Feet during the First Amendment. For the period during the First Amendment, rentable square feet shall be modified as set forth below for the periods indicated:

Period	Square Footage
12/1/06 - 11/30/09	47,918

Modification of Agreed Use (Paragraph 1.8). The Premises shall be used and occupied for general office, shipping storage, research and development and other legally related uses.

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3.	Basic Rent during the First Amendment. During the First Amendment, Tenant shall pay Basic Rent in the amounts set forth below:

Term	Rent/SF/Month	Square Footage	Rent Per Month	Basic Rent
12/1/06 – 11/30/07	$0.78	47,918	$37,376.04	$448,512.48
12/1/07 – 11/30/08	$0.88	47,918	$42,167.84	$506,014.08
12/1/08 – 11/30/09	$0.98	47,918	$46,959.64	$563,515.68

Upon execution of this Lease Amendment, Tenant shall pay to Landlord one month’s rent of $37,376.04 (the new monthly rental amount), and also pay to Landlord an increased Security Deposit amount of $50,000 (pay to Landlord $29,600, as $20,400 Sec. Deposit was paid to Landlord upon execution of original Lease).

4.	Access to Expansion Square Footage. Upon execution of the First Amendment, Tenant shall have access to the “Expansion Space” (25,660+- SF remainder of building at Premises) at no cost in order to fixture their tenant improvements. If, however, Tenant occupies the Expansion Space for general office, shipping storage, research and development and other legally related uses (referred to Section 1.8 of Lease), then the Tenant shall be responsible for payment of all net Operating Expenses (See Section 7) for the Entire Premises.

Tenant agrees to obtain liability insurance coverage for the Expansion Space naming Landlord as additional insured upon execution of this Lease Amendment, and shall obtain all Worker’s Compensation/Contractor Liability Insurance coverages from contractors who will be performing the TI work at Premises.

Tenant shall have the right to all parking spaces available to Premises as adhere to in Exhibit #1 -Assigned Parking Spaces. If Tenant changes the use of the building whereby parking spaces or other building fixtures must be modified (ie, building permit requirement), Tenant shall be responsible for all said modifications and expenses related to them.

In addition, Tenant shall be allowed to use the monument sign exclusively for its use. Building mounted signage as shown in Exhibit 2 -Approved Signage for the Bering Drive and Devcon Drive sides of Premises, glass doors and monument. Tenant shall obtain sign permits for all signs mounted on the building, and shall have all signs installed in a good quality manner and by a licensed contractor. Tenant agrees to provide Landlord with a copy of all approved signage for Landlord’s files.

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Landlord agrees to cooperate with Tenant on all signatures Tenant may need from Landlord for TI work and signage that has been approved in writing by Landlord for the Premises.

5.	Renewal Option. Tenant shall have the option to renew the Lease for one (1) additional three (3) year period, upon the same terms and conditions as set forth in the Lease Agreement dated May 20, 2004 and as modified in this First Amendment dated May 15, 2006. Tenant shall give Landlord written notice at least 180 days prior to the expiration of the most recent lease term if it is Tenant’s intent to exercise said Option. Holding over by Tenant after the expiration of the term of this Lease Amendment without specified exercise of the Option to Renew at the required notice, with or without Landlord’s acquiescence shall not constitute a renewal of this Lease Amendment by operation of law or under this Option to Renew.

The lease rental amounts for the renewal term shall be set at 95% of the fair market rate for the lease of similar properties in the general area of the Premises at the time of the exercise of the Option to Renew. However, in no event shall the rental rate be reduced below the Basic Rent rate of the final year of the lease term of this Lease Amendment. All other lease option terms to be negotiated and documented prior to Renewal Option.

6.	Tenant Improvements. Landlord shall deliver the expansion space to Tenant in an “As-Is” condition upon execution of this Lease Amendment, except as noted in this Section 6. All basic utilities to Expansion Space (electric, gas and water to interior) shall be taken out of Landlord name and Tenant shall establish all services needed starting on May 15, 2006. Landlord shall warranty the good operating condition of the HVAC, electrical, and plumbing systems to Expansion Space for the first ninety (90) days from December 1, 2006, except malfunctions due to Tenant TI work, which will then be Tenant’s responsibility for repair. The roof system for Expansion space shall be warrantied by Landlord through the first substantial rain period after December 1, 2006.

Tenant shall be allowed to perform Tenant Improvements as listed in Exhibit 3 – Tenant Improvement List. Tenant shall obtain all necessary permits and licenses from the City for said improvements, and shall hire a licensed and insured contractor to perform all tenant improvement work. Tenant agrees to provide Landlord with copies of all permits obtained for all improvements, as well as “As-Built” plans, contracts and specifications, for Landlord’s files. Tenant shall not be required to restore the Expansion Space provided that Landlord has consented in writing to all such improvements lo be made in Expansion Space, and/or in Original Space / Premises already leased by Tenant.

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7.	Operating Expenses. Section 1.6 of Lease shall be amended such that Tenant’s share of Common Area Operating Expenses shall be 100% during the First Amendment, or occupancy referred to in Section 4 above, whichever occurs first. Tenant shall be responsible for any increases in Common Area Operating Expenses for entire Premises as outlined in Section 4.2 of the Lease. Tenant shall keep existing contractors in place to service the building for landscape maintenance (and light roofing maintenance) and parking lot cleaning.

8.	Representations. Landlord agrees to represent that, as of the commencement date of the Lease Amendment, the Premises, including any TI’S previously made by Landlord, and any common areas under the Lease were done in compliance with all laws, and regulations, at the time the improvements were made, except for the temporary dividing wall constructed inside Premises for SiRF. To the best of Landlord’s knowledge, the Premises and any common areas improved by a previous Tenant(s) were done in compliance with all laws, and regulations, at the time the improvements were made. No warranty by Landlord for electricity and telephone services beyond “to building” only.

9.	Bottled Gases on Premises. Landlord agrees SiRF may keep portable liquid Nitrogen on the Premises. SiRF agrees to take all precautions in the use and storage of said Nitrogen according to HazMat Environmental standards, and per all other applicable codes and ordinances in place.

This First Amendment has been executed by the authorized representatives of the undersigned parties as of the Effective Date set forth above. All other terms and conditions as stated in the original Lease shall remain unchanged, and in full force and effect for this Lease Amendment.

LANDLORD:

/s/ Henry A. Pappani
HENRY A. PAPPANI, Trustee under the Testamentary Trust created by the Will of Anthony Paul Perrucci, deceased

/s/ Donald A. Perrucci
DONALD A. PERRUCCI, Trustee under the Testamentary Trust created by the Will of Anthony Paul Perrucci, deceased

/s/ Donald A. Perrucci
DONALD A. PERRUCCI, or his successor Trustee under Josephine E. Perrucci Revocable Trust dated July 7, 1976, as amended

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TENANT:

SIRF TECHNOLOGY, INC.

By	/s/ Geoff Ribar
Name	Geoff Ribar
Title	CFO

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Exhibit 1. Assigned Parking Spaces

EXHIBIT 1

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Exhibit 2. Approved Signages

[SiRF Signage Image – 48”]

[SiRF Signage Image – 5”]

SiRF List of Improvements for 217 Devcon Drive Lease

•	Plumbing nitrogen lines and exhaust vents for environmental chambers.

•	Diesel backup generators for emergency power system.

•	Additional electrical connections/outlets.

•	Reconfigure a few walls below the grid for meeting rooms.

•	Take out carpet where floor tile to be installed.

•	Install office cubes.

•	Put in research and development lab area.

•	3” roof conduit for RF Antenna drops.

•	Install an IT server room w/ 2 dedicated AC units.

•	Remove temporary wall in the middle of the building (Between current lease area and the expansion area),

•	Reconfigure the HVAC flow as needed to accommodate the additional meeting rooms.

•	If necessary, bring parking lot and sidewalk to be ADA compliant

•	Signage of SiRF logo on the Bering and Devcon side of the building

•	Door signage of SiRF logo on the doors

•	Nitrogen 6-pack gas tanks